Exhibit 99.1

Erie Indemnity Company Reports Election of Board of Directors

Erie, Pa. – May 5, 2009 — The shareholders of Erie Indemnity Company (NASDAQ: ERIE) at their annual meeting today re-elected all twelve of the Company’s Directors for a one-year term. The persons elected to the Board of Directors (and their tenure on the Board) are:

•	J. Ralph Borneman Jr., President and Chief Executive Officer and Chairman of the Board of Body-Borneman Insurance & Financial Services, LLC. (Director since 1992)

•	Terrence W. Cavanaugh, President and Chief Executive Officer of Erie Insurance Group (Director since 2008)

•	Patricia Garrison-Corbin, President and Chairman of P.G. Corbin & Company, Inc.; President and Chief Executive Officer of P.G. Corbin Asset Management, Inc.; Chairman of Delancey Capital Group, LP; and Chairman of P.G. Corbin Group, Inc. (Director since 2000)

•	Jonathan Hirt Hagen, Vice Chairman, Custom Group Industries (Director since 2005)

•	Susan Hirt Hagen, Co-trustee of H.O. Hirt Trusts (Director since 1980)

•	Thomas B. Hagen, Chairman of the Board of Erie Indemnity Company; Chairman/Owner of Custom Group Industries; and general partner of the Hagen Family Limited Partnership (Director since 2007; previous Board service 1979-1998)

•	C. Scott Hartz, Chief Executive Officer, Hartz Group and Former CEO, PwC Consulting (Director since 2003)

•	Claude C. Lilly III, Dean, College of Business & Behavioral Science, Clemson University; Former Dean of Belk College of Business Administration, University of North Carolina, Charlotte (Director since 2000)

•	Lucian L. Morrison, Independent trustee and consultant in trust, estate, probate and qualified plan matters (Director since 2006)

•	Thomas W. Palmer, Member and Managing Partner of the law firm of Marshall & Melhorn, LLC (Director since 2006)

•	Elizabeth A. Vorsheck, Co-trustee of H.O. Hirt Trusts (Director since 2007)

•	Robert C. Wilburn, President and Chief Executive Officer, Gettysburg National Battlefield Museum Foundation (Director since 1999)

According to A.M. Best Company, Erie Insurance Group, based in Erie, Pennsylvania, is the 16th largest automobile insurer in the United States based on direct premiums written and the 21st largest property/casualty insurer in the United States based on total lines net premium written. The Group, rated A+ (Superior) by A.M. Best Company, has over 4.0 million policies in force and operates in 11 states and the District of Columbia.

Erie Insurance earned J.D. Power and Associates’ award for “Highest in Customer Satisfaction with the Auto Insurance Purchase Experience.” This award recognizes the top rankings in J.D. Power’s 2009 Insurance New Buyer Study, which assesses customers’ experience in purchasing a new auto insurance policy.

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